Exhibit 10.2

SupportSoft, Inc.

Confidential

March 11, 2006

PERSONAL AND CONFIDENTIAL

John	Van Siclen

[Address]

Dear John:

This letter sets forth our mutual agreement with respect to the terms of your termination of employment with SupportSoft, Inc. (“SupportSoft” or “Company”), and upon your signature, constitutes the Agreement between you and SupportSoft relating to this separation. Accordingly, it is understood and agreed as follows:

1.	Your last day of employment with SupportSoft will be March 31, 2006 (the “Termination Date”) and you agree to use good faith efforts during this time to transition your responsibilities. On the Termination Date and subject to all customary withholdings, you will be paid all of your (i) accrued salary and reimbursable expenses owed to you through the Termination Date, and (ii) accrued but unused vacation through the Termination Date. In addition, upon the conclusion of the Company’s calculation of your bonus award, which in no event shall be concluded later than forty-five (45) days from your Termination Date, you will be paid such bonus, less all customary withholdings, earned for the first fiscal quarter ending March 31, 2006.

2.	All outstanding stock options previously granted to you will cease vesting on your Termination Date. You acknowledge that under the terms, conditions and limitations of your outstanding option agreements, your stock options will expire with respect to any unvested shares on your Termination Date, and that your vested stock options will be exercisable after the Termination Date only in accordance with the terms, conditions and limitations of your outstanding option agreements.

3.	You acknowledge that you have continuing obligations under the Federal and state securities laws following your cessation of employment, including (without limitation) under Rule 144 and Section 16, and that you may not sell shares of the Company’s common stock in violation of Rule 10b-5.

4.	In order to assist you in making this transition and in consideration of your execution of and compliance with the terms of this Agreement, the Company shall provide to you, subject to all customary withholdings, a lump sum payment of four (4) months of salary (the “Separation Payment”) based on your current rate of base salary, subject to all customary withholdings. This Separation Payment shall be paid in a lump sum, single payment upon the last of the following to occur: (i) April 1, 2006, or (ii) ten (10) days after SupportSoft’s receipt of this signed Agreement (provided that this signed Agreement was not subsequently revoked in accordance with the terms set forth herein).

SupportSoft, Inc.

Confidential

5.	In consideration for the Separation Payment, to which you acknowledge you would not otherwise have been entitled without executing a release, you waive and release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors, or past or present subsidiaries, stockholders, officers, directors, agents, consultants, attorneys, employees and assigns, and employee benefit plans with respect to any matter (without limitation) arising out of or connected with your employment with the Company or the termination of that employment, including without limitation, claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, breach of the covenant of good faith and fair dealing, any claims of discrimination or harassment based on sex, age, race, national origin, disability or on any other basis, under Title VII of the Civil Rights Act of 1964, as amended, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the California Labor Code, the California Fair Employment and Housing Act and all other laws and regulations relating to employment, including any federal or state statutory provision covering any age discrimination in any form by the Company against you, except any claim for worker’s compensation. However, this release covers only those claims that arose prior to the execution of this Agreement. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement.

6.	You expressly waive and release any and all rights and benefits under Section 1542 of the Civil Code of the State of California, which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor.”

7.	You agree that you will never, individually or with any other person, commence, aid in any way (except as required by legal process) or prosecute, or cause or permit to be commenced or prosecuted, any action or other proceeding based on any claim that is the subject of this Agreement.

8.	Nothing contained in this Agreement shall constitute or be treated as an admission by you or the Company of liability, of any wrongdoing, or of any violation of law.

9.	At all times in the future, you will remain bound by the Confidentiality and Assignment of Inventions Agreement signed by you on August 3, 2003.

SupportSoft, Inc.

Confidential

10.	You agree that this Agreement, together with your stock option agreements and your Confidentiality and Assignment of Inventions Agreement, constitute the entire agreement between you and the Company regarding the subject matter of this Agreement, and that this Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

11.	The validity, interpretation, and performance of this Agreement shall be construed and interpreted according to the laws of the State of California. This Agreement shall not be interpreted for or against either party hereto on the ground that such party drafted or caused this Agreement to be drafted. If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against the public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions, and parts thereof, of this Agreement are declared to be severable. The Company and you understand and expressly agree that this Agreement shall bind and benefit the heirs, partners, successors, employees, directors, stockholders, officers, attorneys, affiliates, predecessors, representatives and assigns of the Company and you.

12.	You agree that this Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Execution of a facsimile copy shall have the same force and effect as execution of an original, and a facsimile signature shall be deemed an original and valid signature.

13.	Any controversy involving the construction or application of any terms, covenants or conditions of this Agreement, or any claims arising out of any alleged breach of this Agreement, will be governed by the rules of the American Arbitration Association and submitted to and settled by final and binding arbitration in Santa Clara County, California, except that any alleged breach of the Company’s Confidentiality and Assignment of Inventions Agreement shall not be submitted to arbitration and instead the Company may seek all legal and equitable remedies, including without limitation, injunctive relief.

14.	You have up to twenty-one (21) days after receipt of this Agreement within which to review it and to discuss with an attorney of your own choosing, at your own expense, whether or not you wish to sign it. Furthermore, you have seven (7) days after you have signed this Agreement during which time you may revoke this Agreement. If you choose not to sign this Agreement, you understand that no Separation Payment, as provided in Section 4 will be due to you after the Termination Date.

15.	If you wish to revoke this Agreement, you may do so by delivering a letter of revocation to me. Because of this revocation period, you understand that this Agreement shall not become effective or enforceable until the eighth day after the date you sign this Agreement.

SupportSoft, Inc.

Confidential

Please indicate your agreement with the above terms by signing below.

Sincerely,

/S/ Radha R. Basu

My agreement with the above terms is signified by my signature below. Furthermore, I acknowledge that I have read and understand this Agreement and that I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Agreement.

Signed:	/S/ John Van Siclen	Dated:	March 12, 2006
John Van Siclen